Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2009 SECOND
QUARTER RESULTS
•	Achieves Second Quarter Earnings per Diluted Share of $0.22 Compared to Prior Year Earnings per Diluted Share of $0.08 (or $0.12 in the Prior Year Before Nonrecurring Charge)

•	Reports Positive Second Quarter Same Store Sales of 0.3%

•	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., August 4, 2009 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2009 second quarter ended June 28, 2009.
For the fiscal 2009 second quarter, net sales were $216.0 million, compared to net sales of $209.0 million for the second quarter of fiscal 2008. Same store sales increased 0.3% for the second quarter, reflecting a reversal of the trend of same store sales declines for the past several quarters. As anticipated, second quarter sales comparisons to the prior year were negatively affected by a shift in the timing of the Easter holiday, during which the Company’s stores are closed, out of the first quarter and into the second quarter in 2009.
Gross profit for the fiscal 2009 second quarter was $71.3 million, compared to $68.4 million in the second quarter of the prior year. The Company’s gross profit margin was 33.0% in the fiscal 2009 second quarter versus 32.7% in the second quarter of the prior year. The higher gross margin was primarily due to lower store occupancy costs as a result of a nonrecurring pre-tax charge of $1.5 million, recorded in the second quarter of fiscal 2008, to correct an error in the Company’s previously recognized straight-line rent expense. The year-over-year improvement was partially offset by a decline in merchandise margins of approximately 85 basis points due mainly to a shift in the Company’s product sales mix and inflationary pressures.

Selling and administrative expense as a percentage of net sales improved to 29.2% in the fiscal 2009 second quarter versus 30.8% in the second quarter of the prior year. The Company continued to leverage selling and administrative costs through higher sales and reduced expenses despite operating 18 more stores than the prior year. Overall selling and administrative expense declined $1.4 million during the quarter from the same period last year due primarily to lower advertising expenses.
Net income for the second quarter of fiscal 2009 was $4.7 million, or $0.22 per diluted share, compared to net income of $1.7 million, or $0.08 per diluted share, for the second quarter of fiscal 2008. Results for the second quarter of fiscal 2008 include the nonrecurring pre-tax charge of $1.5 million, or $0.04 per diluted share.
For the 26-week period ended June 28, 2009, net sales increased $4.4 million, or 1.1%, to $426.3 million from net sales of $421.9 million for the same period last year. Same store sales decreased 2.1% in the first 26 weeks of fiscal 2009 versus the same period last year. Net income was $7.4 million, or $0.35 per diluted share, for the first 26 weeks of fiscal 2009, compared to net income of $5.8 million, or $0.27 per diluted share, including the nonrecurring charge of $0.04 per diluted share, for the same period last year.
“We are pleased to deliver an outstanding second quarter performance as we experienced an improvement in customer traffic, returned to positive same store sales and significantly increased our operating income from the prior year,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our positive results underscore the strength of our business model and ability to execute during these challenging economic times. We continue to maintain tight control of our expenses and conservatively manage our inventory and balance sheet. Our inventory levels were 6% lower on a per-store basis at the end of the second quarter compared to the prior year, and our operating cash flow increased 34% to $28.5 million for the first half of the year. As a result, we continued to reduce our debt levels, to $73 million at quarter end, which is a $31 million decrease compared to the end of the second quarter last year.”
Mr. Miller continued, “We are encouraged that the positive trends in customer traffic and sales have continued into the third quarter. Customers are clearly recognizing and responding to the tremendous values that we provide on quality merchandise. While the timing of an economic recovery is uncertain, we believe that we are in a strong competitive and financial position to drive bottom line performance in today’s consumer environment.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on September 15, 2009 to stockholders of record as of September 1, 2009.

Guidance
For the fiscal 2009 third quarter, the Company expects same store sales in the flat to positive low-single digit range and earnings per diluted share in the range of $0.27 to $0.34. For comparative purposes, the Company’s earnings per diluted share for the third quarter of fiscal 2008 were $0.21.
Store Openings
The Company opened one new store during the second quarter of fiscal 2009 and ended the quarter with 382 stores. The Company does not plan to open any new stores during the fiscal 2009 third quarter, and anticipates opening approximately four new stores during the fiscal 2009 fourth quarter.
Conference Call Information
The Company will host a conference call and audio webcast today, August 4, 2009, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2009 second quarter. To access the conference call, participants in North America should dial (866) 225-8754. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 18, 2009 by calling (800) 406-7325; passcode is 4124333.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 382 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets (including without limitation any continued or worsening financial distress of Big 5’s primary lender, The CIT Group/Business Credit, Inc.), the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	June 28,	December 28,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,351	$9,058
Accounts receivable, net of allowances of $181 and $305, respectively	8,690	16,611
Merchandise inventories, net	241,156	232,962
Prepaid expenses	10,536	8,201
Deferred income taxes	7,989	8,333

Total current assets	271,722	275,165

Property and equipment, net	87,823	94,241
Deferred income taxes	13,033	13,363
Other assets, net of accumulated amortization of $320 and $293, respectively	1,050	1,155
Goodwill	4,433	4,433

Total assets	$378,061	$388,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$103,451	$88,079
Accrued expenses	48,200	55,862
Current portion of capital lease obligations	2,188	1,942

Total current liabilities	153,839	145,883

Deferred rent, less current portion	24,262	24,960
Capital lease obligations, less current portion	2,815	2,948
Long-term debt	72,608	96,499
Other long-term liabilities	6,513	6,267

Total liabilities	260,037	276,557

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,008,536 and 23,004,087 shares, respectively; outstanding 21,525,241 and 21,520,792 shares, respectively	230	230
Additional paid-in capital	93,666	92,704
Retained earnings	45,494	40,232
Less: Treasury stock, at cost; 1,483,295 and 1,483,295 shares, respectively	(21,366)	(21,366)

Total stockholders’ equity	118,024	111,800

Total liabilities and stockholders’ equity	$378,061	$388,357

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net sales	$216,040	$208,995	$426,331	$421,861

Cost of sales (1)	144,709	140,620	287,929	281,903

Gross profit (1)	71,331	68,375	138,402	139,958

Selling and administrative expense	63,029	64,393	124,867	127,623

Operating income (1)	8,302	3,982	13,535	12,335

Interest expense	608	1,156	1,321	2,745

Income before income taxes (1)	7,694	2,826	12,214	9,590

Income taxes	3,039	1,102	4,800	3,746

Net income (1)	$4,655	$1,724	$7,414	$5,844

Earnings per share (1):
Basic	$0.22	$0.08	$0.35	$0.27

Diluted	$0.22	$0.08	$0.35	$0.27

Dividends per share	$0.05	$0.09	$0.10	$0.18

Weighted-average shares of common stock outstanding:
Basic	21,429	21,684	21,422	21,785

Diluted	21,554	21,693	21,483	21,793

(1)	In the second quarter of fiscal 2008, the Company recorded a nonrecurring pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced net income by $0.9 million, or $0.04 per diluted share. The Company determined this charge to be immaterial to its prior period consolidated financial statements.